Exhibit 10.4

RIGHT OF FIRST REFUSAL AND ACCESS AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND ACCESS AGREEMENT (this “Agreement”) is entered into effective as of August 12, 2011 (the “Effective Date”), by and among NEW DOMINION, LLC, an Oklahoma limited liability company (“NDL”), SCINTILLA, LLC, an Oklahoma limited liability company (“Scintilla”), and NEW SOURCE ENERGY CORPORATION, a Delaware corporation (“NSE”), with reference to the following circumstances:

A. Pursuant to a certain Contribution Agreement dated the Effective Date between Scintilla and NSE and certain Assignments, Conveyances and Bills of Sale dated the Effective Datte between NDL and NSE, Scintilla and NDL have transferred to NSE various working interests in oil and natural gas leases relating to the Misener-Hunton formation in east-central Oklahoma and certain other rights and interests of Scintilla and NDL associated therewith.

B. NDL, Scintilla and NSE have entered into an Operating Agreement dated the Effective Date (the “Luther JOA”) pertaining to the ownership by Scintilla and NSE of working interests in the Misener-Hunton formation in the Luther field and the operation of such properties by NDL, including the parties’ agreements relating to the costs and ownership of saltwater disposal infrastructure utilized in connection with the properties made subject to the Luther JOA.

C. Pursuant to an Assignment and Assumption Agreement dated the Effective Date, NSE has also succeeded to a portion of Scintilla’s rights and obligations pursuant to that certain Golden Lane Participation Agreement dated January 10, 2007, by and among NDL, Scintilla and certain third parties (as previously amended, the “Golden Lane Agreement”) pertaining to the ownership by NSE, Scintilla and such third parties of working interests in the Misener-Hunton formation in the Golden Lane field and the operation of such properties by NDL, including the parties’ agreements relating to the costs and ownership of saltwater disposal infrastructure utilized in connection with the properties made subject to the Golden Lane Agreement.

D. As of the Effective Date, Scintilla and NDL own oil and gas leases that were not transferred to NSE, including, without limitation, leasehold interests that confer development and related rights above and/or below the Misener-Hunton formation within the geographic areas covered by the Luther JOA and the Golden Lane Agreement, respectively, and Scintilla and/or NDL may in the future acquire oil and gas leases relating to the same or other formations in these and other geographic areas.

E. NSE desires to obtain rights to participate in future oil and natural gas opportunities that have been determined to have proved reserves and that are owned, acquired, developed or otherwise available through Scintilla and/or NDL, and Scintilla and NDL have agreed to grant such rights to NSE.

F. NSE, NDL and Scintilla additionally desire to set forth certain other agreements pertaining to NSE’s access to NDL’s saltwater disposal infrastructure and certain other matters.

In consideration of the premises, the other terms and provisions of this Agreement, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all of the parties, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the meanings ascribed to them in this Section:

1.1 “Aggregate Working Interest” means the aggregate percentage working interest in a Covered Project held by Scintilla and NDL, collectively.

1.2 “Covered Project” means hydrocarbon leasehold and related rights, including any related Wells held by Scintilla and/or NDL that are determined to have associated Proved Reserves, whether by internal engineering analysis on the part of Scintilla and/or NDL or by external engineering analysis. Covered projects shall include, without limitation, (a) all such Wells determined to have associated Proved Reserves that are drilled to or recompleted in zones above or below the Misener-Hunton formation within the geographic boundaries of the contract areas respectively described in the Luther JOA and the Golden Lane Agreement, and (b) all such Wells determined to have associated Proved Reserves that are drilled to or recompleted in any formation outside the geographical boundaries of the contract areas respectively described in the Luther JOA and the Golden Lane Agreement.

1.3 “Proved Developed Reserves” means Proved Reserves expected to be recovered through existing Wells with existing equipment and operating methods, and as further determined by reference to the definitions utilized by the Society of Petroleum Engineers.

1.4 “Proved Reserves” means estimated quantities of hydrocarbons that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, including prices and costs as of the date the estimate is made, and as further determined by reference to the definitions utilized by the Society of Petroleum Engineers.

1.5 “Proved Undeveloped Reserves” means Proved Reserves expected to be recovered either (a) from new Wells, but limited to those drilling units (i) offsetting productive units that are reasonably certain of production when drilled or (ii) otherwise demonstrated with certainty to contain continuity of production from the existing productive formation, or (b) from existing Wells where a relatively major expenditure is required for recompletion, and in each case as further determined by reference to the definitions utilized by the Society of Petroleum Engineers.

1.6 “SWD Infrastructure” means, collectively, saltwater disposal wells and facilities, saltwater transportation assets, easements, right-of-way, surface leases and surface lands, buildings, electrical distribution lines, pumps, drives, tanks, tubing, casing, pipeline networks and telecommunications networks, including supervisory control and data acquisition (SCADA) facilities, and all other surface, electrical and other equipment and rights used in the disposal of saltwater from Wells from time to time, including any other infrastructure assets of NDL (or its successor) for which NSE is required to pay pursuant to the terms of any joint operating agreement or similar instrument.

1.7 “Well” means a well producing or capable of producing hydrocarbons.

2. Grant of Right of First Refusal. Subject to the terms, conditions, provisions and definitions of this Agreement, Scintilla and NDL grant to NSE the right of first refusal to acquire an interest in, and participate in the development of, Covered Projects during the period of time beginning on the Effective Date and ending on the date that is 25 years after the Effective Date (the “Term”), on the following basis:

2.1 If leasehold rights held as of the Effective Date or thereafter acquired by Scintilla and/or NDL during the Term become a Covered Project by virtue of a determination that Proved Undeveloped Reserves exist with respect to such leasehold, Scintilla and NDL shall offer to NSE, in the manner stated in Section 3 below, the right of first refusal to acquire an interest in, and participate in the development of, such Covered Project to the extent of 90%, or such lesser percentage as NSE may elect, of the Aggregate Working Interest in such Covered Project.

2.2 If a Well and the related leasehold rights held as of the Effective Date or thereafter acquired by Scintilla and/or NDL during the Term become a Covered Project by virtue of a determination that Proved Developed Reserves exist with respect to such Well and leasehold, Scintilla and NDL shall offer to NSE, in the manner stated in Section 3 below, the right of first refusal to acquire an interest in, and participate in the development of, such Covered Project to the extent of 90%, or such lesser percentage as NSE may elect, of the Aggregate Working Interest in such Covered Project.

Notwithstanding the foregoing, all services to be performed in connection with any Covered Project, whether as contract operator or otherwise, shall remain the sole obligations of NDL. NSE’s right of first refusal pursuant to this Agreement shall extend only to the right or opportunity to participate and own an interest in any Covered Project (whether directly or indirectly) in the same manner as Scintilla and NDL and to the maximum extent of 90% of the Aggregate Working Interest, and NSE shall not have any right or interest in the compensation to be paid to NDL in respect of the services performed by NDL in connection with any Covered Project.

3. Notice and Exercise of Right; Purchase Price.

3.1 No less frequently than semi-annually during the Term, Scintilla and NDL shall provide written notice (each a “Participation Notice”) to NSE of the opportunity and details of all Covered Projects developed or acquired by Scintilla and/or NDL since the Effective Date and not previously acquired by NSE pursuant to this Agreement, including, without limitation, (a) the Aggregate Working Interest in each of such Covered Projects, (b) the location of each of such Covered Projects, (c) a summary of the engineering and technical analysis conducted, including the engineering and technical analysis conducted by or on behalf of Scintilla and/or NDL (whether or not proprietary), with respect to such Covered Projects, (d) the Proved Reserves estimated to exist with respect to such Covered Projects and supporting documentation for such estimates, and (e) Scintilla and NDL’s estimate of any additional costs required to develop such Proved Reserves. NDL and Scintilla’s obligation to disclose Covered Projects on a particular Participation Notice shall not be abrogated or otherwise affected by the fact that NSE may have previously declined to acquire an interest and participate in a particular Covered Project.

3.2 In addition to and not in lieu of the foregoing, in the event a new Well is proposed to be drilled on a Covered Project described in Section 2.1, Scintilla and NDL shall provide written notice (a “PUD Drilling Notice”) to NSE of the opportunity and details of the particular Covered Project, including, without limitation, (a) the Aggregate Working Interest in such Covered Project, (b) the location of such Covered Project, (c) a summary of the engineering and technical analysis conducted, including the engineering and technical analysis conducted by or on behalf of Scintilla and/or NDL (whether or not proprietary), with respect to such Covered Projects, (d) the Proved Reserves estimated to exist with respect to such Covered Project and supporting documentation for such estimate, and (e) Scintilla and NDL’s estimate of the costs required to develop such Proved Reserves, including the authority for expenditure for the proposed Well.

3.3 Upon NSE’s receipt of a Participation Notice or a PUD Drilling Notice, as applicable, NSE shall have the right, but not the obligation, to participate in any or all of the Covered Project(s) described therein for 90% of the Aggregate Working Interest or such lesser percentage thereof as may be elected by NSE on a case-by-case basis with respect to any such Covered Project (as applicable, NSE’s “Elected Interest”), by providing Scintilla and NDL with written notice of its intent to acquire an interest in and to participate (an “Election Notice”) within 30 days of NSE’s receipt of the Participation Notice or PUD Drilling Notice, as applicable.

3.4 Upon Scintilla and NDL’s receipt of an Election Notice, the parties shall negotiate with respect to the consideration to be paid by NSE to Scintilla and/or NDL for its Elected Interest in each Covered Project in which NSE has elected to participate in the Election Notice. If the parties are unable to agree upon the consideration to be paid by NSE for its Elected Interest in a particular Covered Project within 30 days of Scintilla and NDL’s receipt of the applicable Election Notice, the parties will refer the matter to an Appraiser appointed in the manner described in Section 4 below, the fair market value of the Aggregate Working Interest in the particular Covered Project determined by the Appraiser shall be final and binding on the parties, and NSE shall pay the ratable percentage of its Elected Interest based on such determination.

3.5 With respect to any interest in a Covered Project retained by Scintilla and/or NDL (a “Retained Interest”), irrespective of whether such Covered Project has previously been offered to NSE and irrespective of NSE’s Elected Interest in such Covered Project, if any, the sale or other transfer by Scintilla and/or NDL of any such Retained Interest to one or more third parties shall be subject to the right of NSE to match such third party offer and acquire such Retained Interest. Scintilla and NDL shall provide NSE with written notice describing any Retained Interest and the terms of any third party offer received by Scintilla and/or NDL for such Retained Interest that Scintilla and/or NDL intends to accept, and NSE shall thereafter have five business days to match such third party offer and acquire such Retained Interest, subject to any tag-along rights that third parties may have with respect to such Retained Interest under the Golden Lane Agreement.

3.6 The parties shall use good faith efforts to complete the acquisition of NSE’s Elected Interest in any Covered Project in which it elects to participate pursuant to this Section 3, along with any agreements and related documentation for any such Covered Project (using forms and terms of agreements customary in the oil and natural gas industry), within 30 days of the date on which the value to be paid by NSE for such interest is finally determined as set forth in Section 3.4.

4. Appraisal. To the extent required as described in Section 3.4, the parties agree to jointly select an independent appraiser with knowledge and experience in evaluating hydrocarbon properties and Proved Reserves in the geographic area to which such Covered Project relates. To qualify as “independent” for purposes of this Section 4, (a) a proposed appraiser must not hold an ownership interest in any party to this Agreement or any of such parties’ affiliates or otherwise have any relationship with a party to this Agreement or any of such parties’ affiliates that would raise doubts regarding the proposed appraiser’s independence, and (b) a proposed appraiser’s firm must not have performed services for which the appraiser’s firm billed a party to this Agreement or any of its affiliates collectively more than two percent of the appraisal firm’s aggregate client billings in the current calendar year or any of the preceding two calendar years, excluding any prior services of such appraisal firm as the Appraiser pursuant to this Agreement. Any candidate proposed as an appraiser shall furnish a certification to such facts to the parties upon request of any party or shall be disqualified from service. In the event the parties are unable to jointly agree upon the independent appraiser as set forth above, NSE shall submit to Scintilla and NDL a written list of three independent appraisers with knowledge and experience in evaluating hydrocarbon properties and Proved Reserves in the hydrocarbon reservoir to which such Covered Project relates, and Scintilla and NDL shall submit to NSE a written list of three independent appraisers with knowledge and experience in evaluating hydrocarbon properties and Proved Reserves in the hydrocarbon reservoir to which such Covered Project relates. NSE shall have the right to strike one of the three candidates identified by Scintilla and NDL, and Scintilla and NDL shall have the right to strike one of the three candidates identified by NSE. The appraiser shall be drawn from the remaining four candidates by random lot. The person selected either jointly by the parties or by random lot as set forth in this Section 4 shall be the “Appraiser,” and such Appraiser shall diligently complete an evaluation of the fair market value of the Covered Project and the Aggregate Working Interest therein based on the cash value that a willing buyer would pay to a willing seller for the Aggregate Working Interest.

5. Saltwater Disposal Infrastructure. In connection with the operation of hydrocarbon properties in which NSE (or its affiliates and their respective successors and assigns) (i) currently holds or may in the future acquire an interest, and (ii) has paid the applicable fees and costs relating to SWD Infrastructure pursuant to the Luther JOA, the Golden Lane Agreement or a future joint operating agreement or similar instrument between NSE and NDL pertaining to one or more Covered Projects in which NSE has acquired an interest, as applicable (such hydrocarbon properties, the “NSE Properties”), for so long as NSE (or any of its affiliates) holds an interest in the NSE Properties, NDL shall provide and hereby grants to NSE (and its affiliates, successors and assigns) the irrevocable, indefeasible right to utilize the SWD Infrastructure with respect to the transportation and disposal of NSE’s share of saltwater from the NSE Properties. If NDL or Scintilla transfers, assigns or otherwise disposes of any interest in the SWD Infrastructure, including, without limitation, as a result of any foreclosure or bankruptcy proceeding, or if NDL is removed, resigns or otherwise fails to continue as operator of the NSE Properties, NDL and Scintilla shall ensure that NSE shall continue to retain access to the SWD Infrastructure with respect to the NSE Properties, including by securing the agreement of the purchaser, successor, transferee or assignee of the SWD Infrastructure to continue to provide NSE with access to the SWD Infrastructure on identical terms, for so long as NSE (and its affiliates) holds an interest in the NSE Properties. NSE acknowledges that it will not acquire ownership of such SWD Infrastructure or any byproducts of saltwater as a result of this Agreement or the right to payment of any saltwater disposal fees pursuant to the Luther JOA, the Golden Lane Agreement or any future joint operating agreement or similar instrument between NSE and NDL, and that such SWD Infrastructure and byproducts of saltwater shall remain the sole property of NDL and its assignees and shall continue to be operated by NDL (or its successors and assigns) pursuant to such agreements. The covenants of NDL in this Section 5 shall run with the land, and the parties agree that NSE may from time to time record in the applicable real property records a Memorandum of Agreement in substantially the form of Exhibit A attached to this Agreement against the sections, townships and ranges in which the NSE Properties are then located.

6. Financial Information. NDL and Scintilla, for themselves and their respective successors and assigns, hereby covenant and agree to furnish promptly, but in no event later than five days after delivery thereof, to NSE any and all financial statements and related compliance certificates delivered by NDL or Scintilla, respectively, under or in connection with the Credit Agreement among NDL and Scintilla, as Borrowers, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto dated as of February 12, 2010 (as amended, modified, supplemented, restated, replaced or refinanced (whether in whole or in part) from time to time).

7. Miscellaneous.

7.1 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be mailed by overnight courier or first class mail or transmitted by hand delivery, electronic mail or facsimile transmission addressed as set forth below.

to Scintilla or NDL:	c/o New Dominion, LLC 1307 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119
Facsimile: (918) 587-9250 email: Kevin.Easley@NewDominion.net

to NSE:	New Source Energy Corporation 914 North Broadway, Suite 230 Oklahoma City, Oklahoma 73102
Facsimile: (405) 272-3034 email: bthompson@newsource.com

Each party may designate by written notice pursuant to this Section 7.1 a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee.

7.2 Governing Law. This Agreement and its performance shall be construed in accordance with, and governed by, the internal laws of the State of Oklahoma, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties agree to submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Oklahoma County, Oklahoma regarding the adjudication of any dispute arising out of the performance or enforcement of this Agreement. Each of the parties waives any objection to venue of such action, suit or proceeding in such courts and waives any claim that any action, suit or proceeding brought in such courts is an inconvenient forum.

7.3 Entire Agreement. This Agreement, together with the Memorandum of Agreement described in Section 5 hereof, constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such specific subject matter, whether oral or written, including that certain Agreement Providing Right to Participate dated as of the Effective Date among NDL, Scintilla, and NSE.

7.4 Waiver. The failure of a party to this Agreement to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach thereof shall not constitute a waiver of any provisions of this Agreement or limit the party’s right thereafter to enforce any provision or exercise any right.

7.5 Invalid Provision. If any provision of this Agreement is held invalid, unenforceable or illegal, the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect.

7.6 Section Headings. The section headings used in this Agreement are for the convenience of the parties only and shall not affect the interpretation of the terms of this Agreement.

7.7 Counterpart Execution. This Agreement may be signed in multiple counterparts (including by means of executed counterparts delivered via facsimile or other electronic medium), each of which shall constitute an original hereof and all of which, taken together, shall constitute one and the same instrument.

The parties hereto have executed this Right of First Refusal and Access Agreement as of the date previously indicated.

“NDL”	NEW DOMINION, LLC, an Oklahoma limited liability company

	By:	/s/ David J. Chernicky
David J. Chernicky, Manager

“Scintilla”	SCINTILLA, LLC, an Oklahoma limited liability company

	By:	/s/ David J. Chernicky
David J. Chernicky, Manager

“NSE”	NEW SOURCE ENERGY CORPORATION, a Delaware corporation

	By:	/s/ Kristian Kos
Kristian Kos, President and Chief Executive Officer

Exhibit A

Form of Memorandum of Agreement

AFTER RECORDING RETURN TO:

(This space reserved for recording information)

MEMORANDUM OF RIGHT OF FIRST REFUSAL AND ACCESS AGREEMENT

THIS MEMORANDUM OF RIGHT OF FIRST REFUSAL AND ACCESS AGREEMENT is made and entered into this             day of                 , 20    , by and among NEW DOMINION, LLC, an Oklahoma limited liability company (“NDL”), NEW SOURCE ENERGY CORPORATION, a Delaware corporation (“NSE”), and SCINTILLA, LLC, an Oklahoma limited liability company (“Scintilla”).

W I T N E S S E T H :

FOR AND IN CONSIDERATION of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, NDL and Scintilla hereby grant to NSE the irrevocable, indefeasible right to use the saltwater disposal infrastructure operated and owned by NDL and located on the land more particularly described on Exhibit I hereto for the disposal of saltwater.

The specific terms and the specific conditions of, and the specific covenants with respect to, such right of use are contained in that certain Right of First Refusal and Access Agreement dated effective as of August 12, 2011 (“Right of First Refusal and Access Agreement”), by and among NDL, NSE and Scintilla. The terms, the conditions and the covenants of the Right of First Refusal and Access Agreement are incorporated herein by reference with the same force and the same effect as though fully set forth herein. The covenants by NDL shall run with the land.

The purpose of this Memorandum of Right of First Refusal and Access Agreement is to give notice of the existence of the Right of First Refusal and Access Agreement and the rights and the benefits in favor of NSE contained therein, and it is understood that this Memorandum of Right of First Refusal and Access Agreement shall not amend or modify the Right of First Refusal and Access Agreement in any respect.

Execution pages follow.

IN WITNESS WHEREOF, NDL, NSE and Scintilla have executed and delivered this Memorandum of Right of First Refusal and Access Agreement as of the date first set forth above.

NDL:	NEW DOMINION, LLC,
an Oklahoma limited liability company

By:
Name:
Title:

NSE:	NEW SOURCE ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Scintilla:	SCINTILLA, LLC,
an Oklahoma limited liability company

By:
Name:
Title:

STATE OF OKLAHOMA	)
	)	SS:
COUNTY OF	)

This instrument was acknowledged before me this      day of                 , 20    , by                     , as                      of New Dominion, LLC, an Oklahoma limited liability company, on behalf of such limited liability company.

Notary Public; Commission No.

My Commission Expires:

(SEAL)

STATE OF OKLAHOMA	)
	)	SS:
COUNTY OF	)

This instrument was acknowledged before me this      day of                 , 20    , by                     , as                      of New Source Energy Corporation, a Delaware corporation, on behalf of such corporation.

Notary Public; Commission No.

My Commission Expires:

(SEAL)

STATE OF OKLAHOMA	)
	)	SS:
COUNTY OF	)

This instrument was acknowledged before me this      day of                 , 20    , by                     , as                      of Scintilla, LLC, an Oklahoma limited liability company, on behalf of such limited liability company.

Notary Public; Commission No.

My Commission Expires:

(SEAL)